Exhibit 1(e)

Merrill Lynch Growth Fund for Investment and Retirement

      The undersigned, constituting a majority of the Trustees of Merrill Lynch Growth Fund for Investment and Retirement (the “Trust”), a Massachusetts business trust, hereby certify that the Trustees of the Trust have duly adopted the following amendment to the Declaration of Trust of the Trust dated the 11th day of December 1986, as amended.

VOTED:	That the Declaration of Trust, dated December 11, 1986, as amended, be and it hereby is amended to change the name of the Trust from “Merrill Lynch Growth Fund for Investment and Retirement” to “Merrill Lynch Growth Fund” in the following manner:

           1.1 Name. The name of the trust created hereby (the “Trust”) shall be “Merrill Lynch Growth Fund”, and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or Shareholders of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

      IN WITNESS WHEREOF, the said majority of Trustees of the Trust have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Article XI, Section 11.3(c) of the Declaration of Trust, as amended, as of the 26th day of June 1996.

/s/ ARTHUR ZEIKEL
________________________________________________________________________________
Arthur Zeikel
Merrill Lynch Asset Management
800 Scudders Mill Road
Plainsboro, NJ 08536

/s/ HERBERT I. LONDON
________________________________________________________________________________
Herbert I. London
New York University
113-115 University Place
New York, NY 10003

/s/ ANDRE F. PEROLD
________________________________________________________________________________
Andre F. Perold
Harvard Business School
Morgan Hall
Soldiers Field
Boston, MA 02163

/s/ JAMES H. BODURTHA
________________________________________________________________________________
James H. Bodurtha
China Enterprise Management Corporation
124 Long Pond Road
Plymouth, MA 02860

/s/ ROBERT R. MARTIN
________________________________________________________________________________
Robert R. Martin
518 Grand Hill
St. Paul, MN 55102

/s/ JOSEPH L. MAY
________________________________________________________________________________
Joseph L. May
424 Church Street
Suite 2000
Nashville, TN 37219

      The Declaration of Trust of the Trust, dated December 11, 1986 (the “Declaration”), a copy of which together with all amendments thereto is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

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